FOR IMMEDIATE RELEASE	CONTACT:	Michael J. Koss
January 29, 2026		Chairman & CEO
(414) 964-5000
mjkoss@koss.com

Koss Corporation Reports Second Quarter Results

Milwaukee, Wisconsin: Koss Corporation (NASDAQ: KOSS) (the “Company”),  the U.S. based high-fidelity headphone company, has reported its results for the second quarter ended December 31, 2025.

Net sales for the second quarter ended December 31, 2025 were $2,861,379, down $ 695,707, or 19.6%, from $3,557,086 for the same quarter in the prior year.  The company posted a net loss of $565,407 for the three months ended December 31, 2025 versus net income of $94,142 for the same period of the prior fiscal year. Basic and diluted net loss per common share for the second quarter of fiscal year 2026 was $0.06 compared to basic and diluted net income per common share of $0.01  for the same three-month period one year ago.

For the six months ended December 31, 2025, net sales of $6,932,157 were up $173,203, or 2.6%, over net sales of $6,758,954 for the comparable period in the prior year. The net loss of $321,678 for the first six months of fiscal year 2026 was comparable to the net loss of $325,393 for the first six months of the prior fiscal year. Basic and diluted net loss per common share was $0.03 for each of the six-month periods ended December 31, 2025 and 2024.

“While the Company experienced strong sales gains in the Education market for the first two quarters of fiscal year 2026 compared to the prior year, the growth was mostly offset by the prior year’s sales uplift in our European markets resulting from new product launches that didn’t recur in this fiscal year,” Michael J. Koss, Chairman and CEO, said today. “The Company’s direct-to-consumer (DTC) business, which now makes up approximately 25% of the Company’s total sales, experienced growth of 13% year-over year.”

Koss stated, “Gross margins fell by 260 basis points, from 38.1% in the first six months of fiscal year 2025 to 35.5% for the comparable period in fiscal year 2026. The current year margin degradation was primarily due to the sell-through of product purchased from China when tariffs were at a peak rate of 145%. A favorable customer mix, which included higher volumes of higher margin domestic distributor and DTC sales, offset some of the negative impact of the tariffs.”

About Koss Corporation

 Koss Corporation markets a complete line of high-fidelity headphones, wireless Bluetooth® speakers, computer headsets, telecommunications headsets, active noise canceling headphones, and wireless headphones.

Forward-Looking Statements

This press release contains forward-looking statements. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “aims,” "anticipates," "believes," "estimates," "expects," "intends," "plans," “thinks,” "may," "will," “shall,” "should," “could,” “would,” "forecasts," "predicts," "potential," "continue," or the negative of such terms and other comparable terminology. These statements are based on currently available operating, financial and competitive information and are subject to various risks and uncertainties. Actual events or results may differ materially. In evaluating forward-looking statements, you should specifically consider various factors that may cause actual results to vary from those contained in the forward-looking statements, such as continued future fluctuations in economic conditions; the Company’s ability to successfully develop new products and assess potential market opportunities; the receptivity of consumers to new consumer electronics technologies; the Company’s ability to successfully and profitably market its products; the rate and consumer acceptance of new product introductions; the amount and nature of competition for the Company’s products; pricing; the number and nature of customers and their product orders; the Company’s ability to meet demand for products; production by third party vendors; foreign manufacturing, sourcing, and sales (including foreign government regulation, trade and importation concerns); uncertainties associated with political developments, international trade disputes and restrictions, natural disasters, public health concerns, and other disruptions, including their possible effects on the Company’s operations and its supply chain; trade tensions between the U.S. and China given recently enacted tariffs and their uncertainty; the impact of the ongoing conflict in Eastern Europe and the instability in the Middle East on the Company’s operations; the effects of any judicial, executive or legislative action affecting the Company or the audio/video industry; borrowing costs; changes in tax rates; the outcome of any litigation, government investigations, enforcement actions or other legal proceedings; the Company’s ability to retain and hire key personnel and other risk factors described in the Risk Factors and in Management’s Discussion and Analysis of Financial Condition and Results of Operations sections of the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2025 and subsequently filed Quarterly Reports on Form 10-Q.  Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances or new information. In addition, such uncertainties and other operational matters are discussed further in the Company's quarterly and annual filings with the Securities and Exchange Commission.

KOSS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended		Six Months Ended
	December 31		December 31
	2025	2024	2025	2024
Net sales	$2,861,379	$3,557,086	$6,932,157	$6,758,954
Cost of goods sold	2,030,573	2,152,129	4,472,659	4,181,071
Gross profit	830,806	1,404,957	2,459,498	2,577,883

Selling, general and administrative expenses	1,845,384	1,546,741	3,520,116	3,356,800

Loss from operations	(1,014,578)	(141,784)	(1,060,618)	(778,917)

Other income (expense):
Interest income	202,484	238,686	495,612	459,044
Other income	250,000	—	250,000	—
Interest expense	(553)	—	(1,152)	—
Total other income, net	451,931	238,686	744,460	459,044

Income (loss) before income tax provision	(562,647)	96,902	(316,158)	(319,873)

Income tax provision	2,760	2,760	5,520	5,520

Net income (loss)	$(565,407)	$94,142	$(321,678)	$(325,393)

Income (loss) per common share:
Basic	$(0.06)	$0.01	$(0.03)	$(0.03)
Diluted	$(0.06)	$0.01	$(0.03)	$(0.03)

Weighted-average number of shares:
Basic	9,462,416	9,355,686	9,459,427	9,332,844
Diluted	9,462,416	9,629,535	9,459,427	9,332,844